Exhibit 99.1

CLAIRE’S STORES, INC. REPORTS JULY
COMPARABLE STORE SALES INCREASE NINE PERCENT

     PEMBROKE PINES, FL., August 5, 2004. Claire’s Stores, Inc. (NYSE:CLE) reported today that comparable store sales for the four weeks ended July 31, 2004 increased nine percent after increasing four percent during the corresponding four-week period last year. Total sales during the four-week period ended July 31, 2004 increased 15 percent to $98,824,000 compared with $85,619,000 for the comparable four-week period last year.

     Comparable store sales results for July 2004 compared to July 2003 were as follows:

•	Claire’s North America: positive high single digits

•	Claire’s International: positive mid single digits

•	Icing by Claire’s: positive mid teens

     Sales for the second quarter of Fiscal 2005, ended July 31, 2004, increased 15 percent to $304,820,000 compared with $264,949,000 for last year’s second fiscal quarter. Comparable store sales increased ten percent compared with an increase of five percent in the second quarter of last year.

     For the first six months of Fiscal 2005, sales increased 16 percent to $586,783,000 compared to sales of $504,705,000 for the comparable period last year. Year to date, comparable store sales increased 11 percent compared with an increase of six percent during the first six months of Fiscal 2004.

     Bonnie Schaefer, Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “Our second quarter international results reflect a measurable improvement in comparable store sales when contrasted to last year’s second fiscal quarter. Among the numerous factors responsible for the improvement, two changes stand out above others in significance. First, international inventories are being transitioned to more closely mirror the inventory in our North American stores. A second activity, although related, involves the re-balancing of our merchandise mix to increase jewelry as a percentage of our product offerings compared to the prior international emphasis on accessories. Other initiatives are still being implemented and further changes will be made over the coming months.”

     Marla Schaefer, Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “Our North American business continued to perform extremely well during the second quarter and we did not experience a significant softening of traffic as a result of the high gasoline prices that have prevailed across the United States. Spring and summer merchandise was well received. Our back to school floor set was introduced approximately two weeks ago and we believe that both the Claire’s and Icing by Claire’s stores are filled with fresh and fashion right merchandise for fall.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	COMP. STORE
REPORTING PERIOD	FY 2005	FY 2004	CHANGE	CHANGE
February	$82,229	$66,858	23%	15%
March	$105,782	$90,806	16%	10%
April	$93,952	$82,092	14%	9%
May	$89,239	$78,258	14%	10%
June	$116,757	$101,072	16%	11%
July	$98,824	$85,619	15%	9%
Year-to-Date	$586,783	$504,705	16%	11%

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of July 31, 2004, Claire’s Stores, Inc. operated approximately 2,835 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria and Germany. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 134 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $25 billion specialty retailer headquartered in Japan. The Company also licenses 55 stores in the Middle East under a licensing and merchandising agreement with Al Shaya Co., Ltd.

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s Internet home page: http://www.clairestores.com.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic conditions; currency fluctuations and exchange rate adjustments; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 31, 2004. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations

Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com